Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

609-671-0980 x570

UNIVERSAL DISPLAY CORPORATION ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS

EWING, N.J. – November 2, 2017 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2017.

“We are pleased to report another outstanding quarter of solid results,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “During the quarter, momentum in the OLED industry continued to grow, from the launch of new flagship OLED smartphones, to increasing demand for OLED TVs, to announced launch plans for the world’s first foldable OLED display product. It is exciting to see the consumer market’s broadening embrace of OLEDs in a myriad of products, including wearables, smartphones, IT, automotive, TVs, as well as the emergence of OLED lighting.”

Rosenblatt continued, “We believe that OLEDs are fast becoming a requirement for the best consumer display products around the world. As a leading enabler in the ecosystem, we believe that our proprietary phosphorescent materials and technologies are key to unlocking the performance, value, and power efficiency of OLEDs.”

Financial Highlights for the Third Quarter of 2017

•	Total revenue increased 104% to $61.7 million in the third quarter, compared with $30.2 million in the third quarter of 2016, driven by higher material sales as well as royalty and license fees.
•	Revenue from material sales increased 100% to $47.0 million in the third quarter, compared with $23.5 million in the third quarter of 2016, due to an increase in phosphorescent emitter sales.
•	Revenue from royalty and license fees increased 131% to $12.0 million in the third quarter, compared with $5.2 million in the third quarter of 2016.
•	Operating income increased by $18.8 million to $15.8 million in the third quarter, compared with an operating loss of $3.0 million in the third quarter of 2016.
•

Net income increased by $15.0 million to $13.5 million or $0.28 per diluted share in the third quarter, compared with a net loss of $1.5 million or $0.03 per diluted share in the third quarter of 2016.

Financial Highlights for the First Nine Months of 2017

•

Total revenue increased 77% to $219.8 million in the first nine months, compared with $124.3 million in the first nine months of 2016, driven by higher material sales as well as royalty and license fees.

•	Revenue from material sales increased 100% to $140.5 million in the first nine months, compared with $70.1 million in the first nine months of 2016, due to an increase in phosphorescent emitter sales.

•	Revenue from royalty and license fees increased 38% to $72.7 million in the first nine months, compared with $52.6 million in the first nine months of 2016.
•	Operating income increased by $54.7 million to $88.4 million in the first nine months, compared with $33.7 million in the first nine months of 2016.
•	Net income increased by $48.8 million to $71.1 million or $1.49 per diluted share in the first nine months, compared with $22.3 million or $0.47 per diluted share in the first nine months of 2016.

2017 Guidance

Although the OLED industry is still at an early state where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly, the Company believes that its revenues will be in the range of $310 million to $320 million for fiscal 2017.

Dividend

The Company also announced a fourth quarter cash dividend of $0.03 per share on the Company’s common stock. The dividend is payable on December 29, 2017, to all shareholders of record as of the close of business on December 15, 2017.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, November 2, 2017 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries.  Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 4,500 issued and pending patents worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting.  The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea, and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc.  The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., EverDisplay Optronics (Shanghai) Limited, Innolux Corporation, Japan Display Inc., Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC, OSRAM, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd., Tianma Micro-electronics and Tohoku Pioneer Corporation. To learn more about Universal Display Corporation, please visit http://www.oled.com.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2016. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$69,153	$139,365
Short-term investments	296,282	188,644
Accounts receivable	43,256	24,994
Inventory	32,733	17,314
Deferred income taxes	—	8,661
Other current assets	9,227	6,392
Total current assets	450,651	385,370
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $35,087 and $32,167	49,358	27,203
ACQUIRED TECHNOLOGY, net of accumulated amortization of $86,162 and $70,714	136,679	152,127
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $1,652 and $615	15,188	16,225
GOODWILL	15,535	15,535
INVESTMENTS	14,794	14,960
DEFERRED INCOME TAXES	44,618	15,832
OTHER ASSETS	347	307
TOTAL ASSETS	$727,170	$627,559
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,780	$8,112
Accrued expenses	20,694	19,845
Deferred revenue	10,603	10,282
Other current liabilities	1,199	1,967
Total current liabilities	46,276	40,206
DEFERRED REVENUE	25,658	31,322
RETIREMENT PLAN BENEFIT LIABILITY	32,226	27,563
Total liabilities	104,160	99,091

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 48,466,087 and 48,270,990 shares issued, and 47,108,224 and 46,913,127 shares outstanding, at September 30, 2017 and December 31, 2016, respectively	485	483
Additional paid-in capital	606,415	604,364
Retained earnings (accumulated deficit)	67,725	(25,557)
Accumulated other comprehensive loss	(11,459)	(10,666)
Treasury stock, at cost (1,357,863 shares at September 30, 2017 and December 31, 2016)	(40,158)	(40,158)
Total shareholders’ equity	623,010	528,468
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$727,170	$627,559

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUE:
Material sales	$47,041	$23,465	$140,506	$70,084
Royalty and license fees	12,013	5,209	72,705	52,569
Contract research services	2,629	1,540	6,551	1,656
Total revenue	61,683	30,214	219,762	124,309
COST OF SALES	13,465	6,458	37,762	17,194
Gross margin	48,218	23,756	182,000	107,115
OPERATING EXPENSES:
Research and development	11,596	10,118	34,099	31,562
Selling, general and administrative	11,695	8,465	31,611	22,728
Amortization of acquired technology and other intangible assets	5,498	5,461	16,485	11,039
Patent costs	1,875	1,900	5,096	4,476
Royalty and license expense	1,764	815	6,342	3,656
Total operating expenses	32,428	26,759	93,633	73,461
OPERATING INCOME (LOSS)	15,790	(3,003)	88,367	33,654
Interest income, net	861	568	2,328	1,544
Other income (expense), net	6	(68)	(7)	(1,982)
Interest and other income, net	867	500	2,321	(438)
INCOME (LOSS) BEFORE INCOME TAXES	16,657	(2,503)	90,688	33,216
INCOME TAX BENEFIT (EXPENSE)	(3,137)	1,003	(19,616)	(10,965)
NET INCOME (LOSS)	$13,520	$(1,500)	$71,072	$22,251
NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$0.28	$(0.03)	$1.50	$0.47
DILUTED	$0.28	$(0.03)	$1.49	$0.47
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME (LOSS) PER COMMON SHARE:
BASIC	46,801,051	46,947,621	46,716,726	46,889,913
DILUTED	46,871,720	46,947,621	46,793,429	47,015,262
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$—	$0.09	$—

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$71,072	$22,251
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(7,206)	(5,281)
Depreciation	3,638	3,002
Amortization of intangibles	16,485	11,039
Amortization of premium and discount on investments, net	(2,055)	(1,316)
Stock-based compensation to employees	8,467	8,231
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,890	1,273
Change in earnout liability recorded for Adesis acquisition	509	—
Deferred income tax expense	6,804	4,726
Retirement plan expense	3,214	3,004
Decrease (increase) in assets:
Accounts receivable	(18,262)	3,723
Inventory	(15,419)	(3,249)
Other current assets	(2,835)	(4,977)
Other assets	(40)	(249)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	3,904	(5,134)
Other current liabilities	(768)	(5)
Deferred revenue	1,863	3,296
Net cash provided by operating activities	71,261	40,334
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23,221)	(4,361)
Purchases of intangibles	—	(95,989)
Purchase of business, net of cash acquired	—	(33,163)
Purchases of investments	(456,264)	(380,260)
Proceeds from sale of investments	351,024	434,683
Net cash used in investing activities	(128,461)	(79,090)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	529	317
Proceeds from the exercise of common stock options	29	182
Payment of withholding taxes related to stock-based compensation to employees	(9,330)	(4,840)
Cash dividends paid	(4,240)	—
Net cash used in financing activities	(13,012)	(4,341)
DECREASE IN CASH AND CASH EQUIVALENTS	(70,212)	(43,097)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	139,365	97,513
CASH AND CASH EQUIVALENTS, END OF PERIOD	$69,153	$54,416
The following non-cash activities occurred:
Unrealized (gain) loss on available-for-sale securities	$(117)	$256
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Common stock issued to employees that was earned and accrued for in a previous period	174	1,105
Net change in accounts payable and accrued expenses related to purchases of property and equipment	2,572	133
Earnout liability recorded for Adesis acquisition	—	1,510